EX-99.77C VOTES

                     TRANSAMERICA SERIES TRUST
               TRANSAMERICA VOYA INTERMEDIATE BOND VP
               TRANSAMERICA VOYA LARGE CAP GROWTH VP

                    RESULTS OF SHAREHOLDER PROXY

Rule 30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and to provide final results. Accordingly, the Board of Directors of Transamerica Series Trust (the "Trust") solicited a vote by the shareholders of Transamerica Voya Intermediate Bond VP and Transamerica Voya Large Cap Growth VP, each a series of the Trust, for the following items:

At the special meeting of shareholders held on December 14, 2015, the results of Proposal I and Proposal II were as follows:

Proposal I: Approval of a Plan of Liquidation to liquidate Transamerica Voya Intermediate Bond VP and distribute the liquidation proceeds to the Holders of the Portfolio, all as described in the attached Proxy Statement.

         For



13,874,764.408




   Against/Withheld
         --



     Abstentions
         --

   Broker Non-Votes
         --

Proposal II: Approval of a Plan of Liquidation to liquidate Transamerica Voya Large Cap Growth VP and distribute the liquidation proceeds to the Holders of the Portfolio, all as described in the attached Proxy Statement.

         For





5,262,286.254



   Against/Withheld
         --

     Abstentions
         --

   Broker Non-Votes
         --